Contact:	Mark R. Newburg Executive Director VendingData™ Corporation 702-733-7195 mnewburg@vendingdata.com	or	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™Corporation Reports
Second Quarter 2005 Financial Results

LAS VEGAS, Nevada- (PRNewswire)-August 9, 2005-VendingData™ Corporation (AMEX: VNX), today reported financial results for its second quarter ended June 30, 2005. The Company reported gross revenues of $1.1 million, before sales returns and allowances of $291,000, compared to gross revenues of $861,000 for the first quarter of 2005 and $2.1 million for the second quarter of 2004. Revenues from sales of shuffler units rose approximately 30 percent over the first quarter of 2005 due to the addition of the PokerOne™ shuffler to the Company’s product line. Deck Checker™ unit sales grew by four percent over the prior quarter, while SecureDrop®revenues increased from $11,000 to $61,000. During the second quarter, the shuffler line accounted for 61 percent of gross revenues and Deck Checker™ contributing approximately 30 percent of total gross revenues.

The Company reported a net loss applicable to common stockholders for the second quarter of $(3.2) million or $(0.19) per share versus a net loss of $(2.5) million or $(0.15) per share for the first quarter 2005 and a net loss of $(1.1) million or $(0.06) per share for the second quarter of 2004. The sequential increase in net loss over the prior quarter was primarily due to a $441,000 increase in general and administrative expenses and a $190,000 increase in interest expenses.

The close of the first quarter marked the beginning of a number of sweeping changes at the Company including the installation of new key members of management and the implementation of a number of key initiatives intended to grow revenues and increase profitability.

VendingData’s™ gross margin on revenue for the three months ended June 30, 2005, was 32 percent compared to the gross margin on revenue for the first quarter 2005 of 45 percent and 48 percent for the second quarter of 2004. The decrease in gross margin reflects sales returns and allowances adjustment of $291,000 due to the return of earlier version shufflers sold in prior periods. Prior to these adjustments, gross margin on revenues for the three months ended June 30, 2005 was 51 percent. The Company anticipates a continued trend of lower costs through the end of this fiscal year from its manufacturing facilities in China, thereby continuing to enhance the company’s overall gross margin.

Selling, general and administrative expenses were $2.8 million during the quarter compared to $2.4 million for the three months ended March 31, 2005 and $1.5 million for the prior year second quarter. The increase in expenses over the prior first quarter was predominately related to a $323,000 increase in legal and regulatory costs associated with the company’s lawsuit with Shuffle Master, Inc. and lawsuits and regulatory issues pertaining to former senior management. The year over year increase of $1.3 million was attributed to an $810,000 increase in legal costs, a $225,000 increase in consulting expenses associated with the change in management team, a $200,000 increase in salaries primarily attributable to the expensing of stock options, a $59,000 increase in rent expense due mainly to the Company’s expansion in China, offset by a $70,000 decrease in travel and entertainment expenses. For the three months ended June 30, 2005, research and development expenses of $178,000 were relatively flat with the prior first quarter 2005.

Interest expenses during the second quarter of 2005 totaled $507,000 compared to $317,000 for the prior three months ended March 31, 2005 and $232,000 for the second quarter 2004. The increase reflects the additional debt service associated with currently outstanding 10 percent senior secured convertibles notes issued at the end of the first quarter 2005.

Cash and equivalents on June 30, 2005 were $2.8 million compared to $6.5 million at March 31, 2005 and $925,000 at December 31, 2004. During the three months, accounts receivable (trade) of $4.8 million were essentially flat with the prior quarter. Inventories increased by approximately $600,000 during the current period to $7.4 million to prepare for the RandomPlus™ production. Total liabilities were approximately flat with the prior quarter at $17.6 million versus an increase of $9 million over the prior year second quarter. The increase in total liabilities during 2005 reflects the issuance of $10 million of additional senior secured convertible notes in February 2005 and March 2005.

“Four months ago our new management team began to transition VendingData. Although we are at the early stages of executing on our business plan, dramatic improvements have been achieved in product quality, process and procedure. We have introduced a consistent upgrade cycle for our shuffler line and have already received approval on a future version. We are actively upgrading over 100 version one PokerOne™ units to our version two and will début version three at the Global Gaming Exposition (G2E) next month. RandomPlus™ has been resubmitted to GLI and Nevada reflecting hardware enhancements and software upgrades with expectations that the shuffler will be available for distribution late third quarter to early fourth quarter,” commented Mark Newburg, Executive Director of VendingData. “As our product quality reputation begins to improve, so too have our opportunities to establish distribution partnerships. This is a major focus of our efforts during this current quarter.”

QUARTER HIGHLIGHTS

Effective July 11, 2005, Simon Herbert, 25 year senior gaming industry executive, joined VendingData™ to head the company’s international sales effort

As Vice President of International Sales, Mr. Herbert is responsible for VendingData™'s international distribution partnerships. Mr. Herbert is credited with building several multi- million operations, most notably during his tenure as CEO of TCS Group. During his 8-years with TCS, Mr. Herbert consolidated operations and forged a number of strategic relationships, creating one of the largest private global gaming supply companies.

VendingData™ strengthens its legal counsel

In July 2005, VendingData™ engaged Daniel Donahue of Preston Gates & Ellis as the Company’s general corporate attorney. Mr. Donahue’s expertise is in the area of corporate law and corporate finance. Prior to entering private practice in 1986, Mr. Donahue was a staff attorney for six years with the SEC, three years of which were spent in the SEC’s Division of Enforcement and three years in the SEC’s Division of Corporation Finance.

In July 2005, VendingData™ engaged Anthony Cabot of Lewis and Roca and formerly a partner of Lionel Sawyer & Collins based in Las Vegas, Nevada. Mr. Cabot’s expertise is in gaming and Internet gaming law. He is the founding member of the International Masters of Gaming Law Association, Co-Editor-in-Chief of the Gaming Law Review and the Founding editor of the Internet Gambling Report V. Mr. Cabot is listed in the 2003-2005 editions of The Best Lawyers in America®, by Woodward/While, Aiken, SC in the categories of Cyberlaw and Gaming Law.

VendingData™ received approval from Nevada Gaming Control Board as well as a number of additional GLI approvals for refinements to its PokerOne™ Shuffler

During July 2005, VendingData™ received approval from the Nevada Gaming Control Board for refinements made to the earlier PokerOne™ shuffler, which had received approval in early November 2004. Additionally, the PokerOne™ has received the requested approvals from Gaming Laboratories International ("GLI") in the following jurisdictions: California (tribal), Colorado (state), Connecticut (tribal), Illinois (state), Indiana (state), Iowa (state & tribal), Kansas (tribal), Louisiana (state & tribal), Missouri (state), New Mexico (tribal), New York (tribal), North Dakota (tribal), Oregon (tribal), South Dakota (state & tribal), Washington (tribal). 108 PokerOne™ units have been placed in casinos worldwide during the second quarter 2005.

Current Shuffle Master litigation status

Random Ejection Shuffler - On July 12, 2005, VendingData entered into a Settlement Agreement with Shuffle Master, Inc., with respect to the legal proceeding filed on March 27, 2002, by Shuffle Master, Inc., against VendingData™ in the United States District Court, District of Nevada.  The complaint alleged, among other things, that VendingData™ was infringing on two of Shuffle Masters patents regarding registering use of a playing card shuffler apparatus and the displaying of the use on a display. VendingData™ had denied the claims and asserted counterclaims against Shuffle Master. Pursuant to the Settlement Agreement, the parties have agreed to dismiss their claims and counter-claims in the particular action and Shuffle Master has agreed not to bring any claims against VendingData™ relating to the infringement of the above-referenced patents for past or future use of the technology, subject to certain exceptions. VendingData™ will make two settlement payments to Shuffle Master each in the amount of $400,000, one of which was paid on July 14, 2005, and one payment of $400,000 to be paid no later than May 14, 2006.

PokerOne™ - On March 3, 2005, the United States Court of Appeals for the Federal Circuit stayed the preliminary injunction issued by the United States District Court for the District of Nevada pending the disposition of the appeal. The preliminary injunction had prohibited VendingData™ from selling its PokerOne™ shuffler while the action brought by Shuffle Master, Inc. was pending. In granting a stay of the preliminary injunction, the United States Court of Appeals stated that VendingData™ has shown the requisite likelihood of success in obtaining a stay of the preliminary injunction, pending appeal. As of August 9, 2005, both companies await feedback from the Markman hearing. VendingData™ has recently filed a supplemental brief, which details a similar case reflecting the July 12, 2005 decision by the Federal Circuit Court in Phillips v. AWH Corp (F.3d, WL 160331), which we believe is favorable to VendingData™’s position.

CONFERENCE CALL

Conference Call Details:

Date/Time:	Tuesday, August 9, 2005--4:30 p.m. (ET)
Telephone Number:	800-299-7635
International Dial-In Number:	617-786-2901
Participant Pass code:	81834121
Internet Access:	www.vendingdata.com or www.fulldisclosure.com

During the conference call, management intends to provide a PowerPoint presentation, which will be available on the Internet on the company website (www.vendingdata.com) and through Thompson/CCBN (www.fulldisclosure.com).

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. A replay of the conference call in its entirety will be available approximately one hour after its completion for 7 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 65557846, and on the Internet at www.fulldisclosure.com.

About VendingData™ Corporation

VendingData™ Corporation is a manufacturer and distributor of products for the gaming industry including the SecureDrop® System, Deck Checker™, Random Ejection Shuffler™ and PokerOne™. The Company’s products are currently installed in casinos throughout the world, including Caesars Palace, Circus Circus, Harrah’s Entertainment, Luxor, Oneida Bingo & Casino, Sunset Station and the Venetian in the United States, and in casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom and Uruguay. Visit the VendingData™ website at http://www.vendingdata.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the Company’s ability to obtain capital as and when needed; the success of the transition of the Company’s manufacturing and assembly to China; changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and future litigation; regulatory and jurisdictional issues involving VendingData™ Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and. For a discussion of these and other factors, which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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VENDINGDATA™ CORPORATION
Statements of Operations

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues:
Sales	$908,934	$1,877,656	$1,619,669	$2,870,710
Rental	135,439	161,110	256,779	372,173
Other	31,092	20,762	60,439	109,535
Gross revenue	1,075,465	2,059,528	1,936,887	3,352,418
Sales returns and allowances	(290,838)		(290,838)
	784,627	2,059,528	1,646,049	3,352,418
Operating costs and expenses:
Cost of sales	530,049	1,068,888	999,739	1,849,625
Selling, general and administrative	2,818,477	1,451,912	5,195,563	2,877,946
Research and development	177,823	392,807	367,832	671,560
	3,526,349	2,913,607	6,563,134	5,399,131
Loss from operations	(2,741,723)	(854,079)	(4,917,086)	(2,046,713)

Interest expense, unrelated parties	491,985	231,479	808,807	494,101
Interest expense, related parties	15,063	540	15,063	15,063
Gain on disposition of assets	—	—	1,900	(567)
Total interest expense, net	507,048	232,019	825,770	508,597

Net loss	$(3,248,770)	$(1,086,098)	$(5,742,855)	$(2,555,310)
Basic and Diluted loss per share	$(0.19)	$(0.06)	$(0.34)	$(0.15)
Weighted average shares outstanding	16,787,756	17,187,798	17,096,510	17,146,750

VENDINGDATA™ CORPORATION
Balance Sheets

	June 30, 2005	December 31, 2004
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,821,346	$924,804
Current portion of accounts receivable, trade, net of allowance for uncollectables of $223,590 and $125,530	3,621,652	2,646,568
Due from affiliate	9,150	25,000
Other receivables	142,539	35,394
Inventories	7,423,873	6,462,626
Prepaid expenses	113,527	86,576
	14,144,087	11,180,968

Equipment rented to customers, net of accumulated depreciation of $687,248 and $564,351	277,697	400,594
Property and equipment, net of accumulated depreciation of $2,393,997 and $2,250,432	867,700	923,459
Intangible assets, net of accumulated amortization of $516,895 and $438,488	1,851,237	1,129,644
Due from affiliate - non current	90,800	118,800
Accounts receivable, trade, net of current portion, less unamortized discount	1,152,279	1,264,912
Deferred expenses	834,206	569,956
Deposits	936,716	980,216
	$20,154,722	$16,568,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of leases payable	$1,189,602	$1,941,445
Accounts payable	2,372,754	1,240,677
Accrued expenses	829,261	427,197
Deferred revenues, current portion	207,245	239,680
Short-term debt	50,000	238,250
Customer deposits	191,840	193,615
	4,840,702	4,280,864
Long-term obligations
Deferred revenues, net of current portion	153,250	198,585
Notes Payable	12,000,000	3,250,000
Leases payable, net of current portion	568,437	893,244
Total Liabilities	17,562,389	8,622,693

Stockholders' equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value, 25,000,000 shares authorized, 17,212,058 shares and 17,187,798 shares issued and outstanding	17,212	17,200
Treasury stock 448,053 shares at cost	(846,820)	—
Deferred expenses	(1,422,136)	(183,074)
Additional paid in capital	62,318,473	59,843,273
Deficit	(57,474,396)	(51,731,541)
Total stockholders' equity	2,592,333	7,945,858
Total liabilities and stockholders' equity	$20,154,722	$16,568,551